July 12, 2005
IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces Record Second Quarter Earnings

     Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced record earnings for the second quarter ended June 30, 2005. Net income for the second quarter (unaudited) was $3.5 million or $.42 per share, compared to $3.2 million or $.39 per share for the second quarter of 2004. Net income increased approximately 6% to $6.7 million, or $.80 per share for the six months ended June 30, 2005, compared to $6.3 million, or $.75 per share for the six months ended June 30, 2004.
With approximately $790 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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